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                                                                Exhibit 99.B10


                                  December 23, 1997

SM&R Capital Funds, Inc.
One Moody Plaza
Galveston, Texas 77550


         RE: SM&R Capital Funds, Inc. (the "Fund") Post-Effective Amendment No. 10 under the Securities Act of 1933 (the "33 Act") and to the Investment Company Act of 1940 (the "40 Act") to Form N-1A Registration Statement No. 33-44021


Gentlemen:

    We have assisted you in preparing the above referenced post-effective amendments to your '33 Act and '40 Act Registration Statements referenced above. In connection therewith, we have examined the Company's Articles of Incorporation and such other corporate records, prospectuses and other material we deemed appropriate. On the basis of such examination, we are of the opinion that the Company's shares, when sold, will be legally issued, fully paid and non-assessable. We, of course, assume that the Company will not sell more than the 200,000,000 shares authorized by its Articles of Incorporation, and that all sales will be for full value received at the time of sale.

    We consent to the attachment of this opinion to and its used in connection with the above referenced post-effective amendments.


                                       Yours very truly,


                                       Jerry L. Adams
                                       --------------
                                       Jerry L. Adams